EXHIBIT 23.2

FORREST A. GARB & ASSOCIATES, INC.

INTERNATIONAL PETROLEUM CONSULTANTS
5310 HARVEST HILL ROAD, SUITE 275, LB 152
DALLAS, TEXAS 75230 - 5805
(972)788-1110 Telefax (972)991-3160 (E MAIL) forgarb@forgarb.com

CONSENT OF INDEPENDENT PETROLEUM EXPERT

          Forrest A. Garb & Associates, Inc., petroleum consultants, hereby consent to the incorporation by reference in any registration statement or other document filed with the Securities and Exchange Commission by ReoStar Energy Corp, our reserve report as of April 1, 2007, and to all references to our firm included therein.

Forrest A. Garb & Associates, Inc. By: /s/ W. D. Harris III Name: W. D. Harris III Title: Chief Executive Officer Dallas, Texas July 27, 2007